CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Bovie Medical Corporation

We hereby consent to the incorporation by reference in Registration Statement Numbers 333-195624 and 333-207206 on Form S-8 and Registration Statement Numbers 333-200986 and 333-203422 on Form S-3 of Bovie Medical Corporation, of our report dated March 31, 2014, except for Note 19 as to which the date is May 8, 2014, on the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013 of Bovie Medical Corporation, appearing in this Annual Report on Form 10-K..

/s/ Kingery & Crouse, PA

Kingery & Crouse, PA
Tampa, Florida

October 31, 2016